EXHIBIT 99.1

Piedmont Office Realty Trust Reports Second Quarter 2014 Results
ATLANTA, July 30, 2014 --Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of primarily Class A office properties located predominantly in nine of the largest U.S. office markets, today announced its results for the quarter and ended June 30, 2014.

Highlights for the Three Months Ended June 30, 2014:

•	Achieved Core Funds From Operations ("CFFO") of $0.37 per diluted share for the quarter ended June 30, 2014;

•	Completed approximately 760,000 square feet of leasing during the second quarter;

•	Acquired 5 Wall Street, a Class-A office building located in Burlington, MA, furthering the Company's strategy of aggregating assets in select sub-markets; and

•	Disposed of four non-core assets totaling approximately 450,000 square feet.

Donald A. Miller, CFA, President and Chief Executive Officer said, "Second quarter was very much in line with our expectations. Leasing volume was robust, in part due to a key renewal in our Washington, D.C. market. Transactional activity picked up as well with the acquisition of 5 Wall Street in Burlington, MA and the disposition of four non-strategic assets during the quarter. Given the low level of lease expirations over the next couple of years our top priority remains sourcing new tenants for currently vacant space. We remain optimistic about the potential for growth in overall occupancy over the next 24 months.”

Results for the Second Quarter ended June 30, 2014

Piedmont's net income available to common stockholders for the second quarter of 2014 was $12.3 million, or $0.08 per diluted share, as compared with $35.4 million, or $0.21 per diluted share, for the second quarter of 2013. The prior period's results included $0.12 per diluted share in insurance recoveries and gain on sale of real estate assets, whereas the current period includes $0.03 per diluted share of such items. The current quarter reflects increases in income associated with new leases commencing and properties acquired during or after the second quarter of 2013. This additional income was largely offset by the expiration of a large governmental tenant in Piedmont's Washington, D.C. portfolio as of December 31, 2013. Additionally, the current quarter reflects higher depreciation and amortization resulting from increased capital expenditures associated with acquisitions over the last twelve months and several large tenant build outs recently completed.

Revenues for the quarter ended June 30, 2014 were $138.6 million, as compared with $132.6 million for the same period a year ago, primarily reflecting increased revenue associated with recently commenced leases and the acquisition of four wholly-owned properties since June 30, 2013. These revenues were partially offset by the expiration of a 200,000 square foot governmental tenant in Piedmont's Washington, D.C. portfolio as of December 31, 2013 .

Property operating costs were $57.1 million for the quarter ended June 30, 2014, as compared to the prior period of $52.2 million, primarily as a result of additional expenses associated with properties acquired since June 30, 2013 as well as increased occupancy at certain assets. General and administrative expenses were $7.1 million for the current quarter, up from $6.3 million for the quarter ended June 30, 2013 due to an increase in stock compensation accruals under the Company's multi-year stock performance program.

Funds From Operations ("FFO") for the current quarter totaled $57.7 million, or $0.37 per diluted share, comparable to $61.4 million, or $0.37 per diluted share, for the quarter ended June 30, 2013. The current quarter includes $1.5 million, or approximately $0.01 per diluted share, in net insurance recoveries related to casualty losses and litigation settlement expense incurred in prior periods, whereas the prior quarter reflects $0.02 per diluted share of such items.

Core FFO, which excludes acquisition costs and the insurance recoveries mentioned above, totaled $56.6 million, or $0.37 per diluted share, for the current quarter, as compared to $57.9 million, or $0.35 per diluted share, for the quarter ended June 30, 2013. Increases in Core FFO due to properties acquired or new leases commencing after June 30, 2013 were partially offset by the expiration of the previously mentioned governmental tenant in Washington, D.C. In addition, per share results reflect a reduction in weighted average shares outstanding as a result of shares repurchased over the previous eighteen months pursuant to the Company's stock repurchase plan.

Adjusted FFO (“AFFO”) for the second quarter of 2014 totaled $23.1 million, or $0.15 per diluted share, comparable to $33.6 million, or $0.20 per diluted share, in the second quarter of 2013 primarily due to increased capital expenditures associated with several large tenant build outs in preparation for lease commencements and due to the deduction of increased straight-line rent accruals associated with the commencement of a large number of new leases containing abatements at the beginning of their lease terms.

Leasing Update

During the second quarter of 2014, the Company executed approximately 760,000 square feet of leasing throughout its markets with approximately half of the activity related to new tenants and the other half related to renewals.

As of June 30, 2014, the Company had approximately 1.4 million square feet of commenced leases that were in some form of abatement, as well as approximately 0.7 million square feet of executed leases for currently vacant space yet to commence. Same store net operating income (on a cash basis) for the quarter was $66.2 million, a $4.5 million increase over the previous quarter, but a 2.5% decrease from the second quarter of the prior year reflecting the downtime prior to the commencement of two replacement leases and several leases in abatement periods.

The Company's overall portfolio was 87.0% leased and the stabilized portfolio was 88.9% leased as of June 30, 2014, both up slightly over the previous quarter. The weighted average lease term remaining was approximately 7.2 years as of quarter end. Details outlining Piedmont's significant upcoming lease expirations and the status of current leasing activity can be found in the Company's quarterly supplemental information package available at www.piedmontreit.com.

Capital Markets Activities

During the three months ended June 30, 2014, Piedmont acquired 5 Wall Street, a Class-A property located in Burlington, Massachusetts. The 6-story, 181,680 square-foot office building was constructed in 2008 and is 100% leased to three tenants. This transaction complements Piedmont’s 2013 purchase of another Class-A project located in Burlington, 5 & 15 Wayside Road, and furthers the Company's strategy of expanding its presence in desirable sub-markets within specifically identified office markets.

In addition, during the second quarter, the Company sold four non-core assets, totaling approximately 450,000 square feet including 4685 Investment Drive and 1441 W. Long Lake Road in Troy, MI; 2020 W. 89th Street in Leawood, Kansas; and its 72% interest in Two Park Center in Hoffman Estates, IL. These sales further the Company's strategy of aggregating its asset ownership into fewer markets and sub-markets. The $34 million in combined gross proceeds and net gain on sales of $2.3 million are included in the Company's results of operations for the three months ended June 30, 2014.

Subsequent to Quarter End

On July 30, 2014, the board of directors of Piedmont declared dividends for the third quarter 2014 in the amount of $0.20 per share on its common stock to stockholders of record as of the close of business on August 29, 2014. Such dividends are to be paid on September 19, 2014.

Guidance for 2014

Based on management's expectations, the Company is narrowing its guidance for full-year 2014 as follows:

(in millions, except per share data)	Low		High
Net Income	$46	-	$54
Add: Depreciation, Amortization, and Other	180	-	181
Less: Gain on Sale of Real Estate Asset	(2)	-	(2)
Core FFO	$224	-	$233
Core FFO per diluted share	$1.45	-	$1.50

These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections. Actual results could differ from these estimates. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to lease commencements and expirations, the timing of repairs and maintenance, capital expenditures, capital markets activities and one-time revenue or expense events. In addition, the Company's guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

This release contains certain supplemental non-GAAP financial measures such as FFO, AFFO, Core FFO, Same store net operating income, and Core EBITDA. See below for definitions and reconciliations of these metrics to their most comparable GAAP metric.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Thursday, July 31, 2014 at 10:00 A.M. Eastern daylight time. The live audio web cast of the call may be accessed on the Company's website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are (877) 407-0778 for participants in the United States and Canada and (201)689-8565 for international participants. A replay of the conference call will be available through August 14, 2014, and may be accessed by dialing (877)

660-6853 for participants in the United States and Canada and (201)612-7415 for international participants, followed by conference identification code 13585340. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review second quarter 2014 performance, discuss recent events and conduct a question-and-answer period.

Supplemental Information

Quarterly Supplemental Information as of and for the period ended June 30, 2014 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is a fully-integrated and self-managed real estate investment trust (REIT) specializing in the ownership and management of high-quality Class A office buildings located primarily in large U.S. office markets, including Atlanta, Boston, Chicago, Dallas, Houston, Los Angeles, Minneapolis, New York, and Washington, D.C. Approximately 72% of its tenants are investment grade-rated or governmental tenants or large nationally-recognized companies not requiring such ratings. The Company is headquartered in Atlanta, GA, with local management offices in each of its major markets.  Investment grade-rated by Standard & Poor's (BBB) and Moody's (Baa2), Piedmont has maintained a relatively low leverage strategy throughout its sixteen year operating history. For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include the Company's expectations regarding growth in occupancy over the next 24 months and the Company's estimated range of Net Income, Depreciation and Amortization, Insurance Recoveries, Core FFO and Core FFO per diluted share for the year ending December 31, 2014.

The following are some of the factors that could cause the Company`s actual results and its expectations to differ materially from those described in the Company`s forward-looking statements: market and economic conditions remain challenging and the demand for office space, rental rates and property values may continue to lag the general economic recovery causing the Company's business, results of operations, cash flows, financial condition and access to capital to be adversely affected or otherwise impact performance, including the potential recognition of impairment charges; the success of the Company's real estate strategies and investment objectives, including the Company's ability to identify and consummate suitable acquisitions; lease terminations or lease defaults, particularly by one of the Company's large lead tenants; the impact of competition on the Company's efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions of the office market in general and of the specific markets in which the Company operates, particularly in Chicago, Washington, D.C., and the New York metropolitan area; economic and regulatory changes, including accounting standards, that impact the real estate market generally; additional risks and costs associated with directly managing properties occupied by government tenants; adverse market and economic conditions may continue to adversely affect the Company and could cause the Company to recognize impairment charges or otherwise impact the Company's performance; availability of financing and the Company's lending banks' ability to honor existing line of credit commitments; costs of complying with governmental laws and regulations; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of the Company's governmental tenants; the Company may be subject to litigation, which could have a material adverse effect on the Company's financial condition; the Company's ability to continue to qualify as a real estate investment trust under the Internal Revenue Code; and other factors detailed in the Company`s most recent Annual Report on Form 10-K for the period ended December 31, 2013, and other documents the Company files with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
(in thousands)
	June 30, 2014	December 31, 2013
	(unaudited)
Assets:
Real estate assets, at cost:
Land	$690,559	$688,761
Buildings and improvements	4,202,053	4,144,509
Buildings and improvements, accumulated depreciation	(1,030,098)	(979,934)
Intangible lease assets	145,179	146,197
Intangible lease assets, accumulated amortization	(74,132)	(71,820)
Construction in progress	34,768	24,270
Total real estate assets	3,968,329	3,951,983
Investments in and amounts due from unconsolidated joint ventures	7,549	14,388
Cash and cash equivalents	8,563	6,973
Tenant receivables, net of allowance for doubtful accounts	25,024	31,145
Straight line rent receivables	156,010	139,406
Restricted cash and escrows	911	394
Prepaid expenses and other assets	32,132	24,771
Goodwill	180,097	180,097
Interest rate swaps	—	24,176
Deferred financing costs, less accumulated amortization	8,386	8,759
Deferred lease costs, less accumulated amortization	274,825	283,996
Total assets	$4,661,826	$4,666,088
Liabilities:
Unsecured debt, net of discount	$1,657,408	$1,014,680
Secured debt	449,677	987,525
Accounts payable, accrued expenses, and accrued capital expenditures	126,273	128,818
Deferred income	21,923	22,267
Intangible lease liabilities, less accumulated amortization	43,389	47,113
Interest rate swaps	5,971	4,526
Total liabilities	2,304,641	2,204,929
Stockholders' equity :
Common stock	1,543	1,575
Additional paid in capital	3,668,836	3,668,906
Cumulative distributions in excess of earnings	(1,323,907)	(1,231,209)
Other comprehensive income	9,104	20,278
Piedmont stockholders' equity	2,355,576	2,459,550
Non-controlling interest	1,609	1,609
Total stockholders' equity	2,357,185	2,461,159
Total liabilities and stockholders' equity	$4,661,826	$4,666,088

Number of shares of common stock outstanding at end of period	154,324	157,461

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands)

	Three Months Ended		Six Months Ended
	6/30/2014	6/30/2013	6/30/2014	6/30/2013
Revenues:
Rental income	$113,287	$107,951	$224,191	$214,006
Tenant reimbursements	24,745	24,101	49,674	49,566
Property management fee revenue	548	513	1,035	1,144
Total revenues	138,580	132,565	274,900	264,716
Expenses:
Property operating costs	57,136	52,223	115,407	104,378
Depreciation	34,144	30,169	67,788	58,994
Amortization	13,599	11,201	28,172	20,210
General and administrative	7,145	6,279	11,700	10,827
Total operating expenses	112,024	99,872	223,067	194,409
Real estate operating income	26,556	32,693	51,833	70,307
Other income (expense):
Interest expense	(18,012)	(18,228)	(36,938)	(34,601)
Other expense	(366)	(72)	(456)	(1,349)
Net recoveries from casualty events and litigation settlements	1,480	3,553	4,522	3,392
Equity in income/(loss) of unconsolidated joint ventures	(333)	163	(599)	558
Total other income (expense)	(17,231)	(14,584)	(33,471)	(32,000)
Income from continuing operations	9,325	18,109	18,362	38,307
Discontinued operations:
Operating income	514	995	980	1,854
Impairment loss	—	—	—	(6,402)
Gain on sale of real estate assets	1,304	16,258	1,198	16,258
Income from discontinued operations	1,818	17,253	2,178	11,710
Gain on sale of real estate	1,140	—	1,140	—
Net income	12,283	35,362	21,680	50,017
Less: Net income attributable to noncontrolling interest	(4)	(4)	(8)	(8)
Net income attributable to Piedmont	$12,279	$35,358	$21,672	$50,009
Weighted average common shares outstanding - diluted	154,445	167,714	154,728	167,737
Per Share Information -- diluted:
Income from continuing operations	$0.07	$0.11	$0.13	$0.23
Income from discontinued operations	$0.01	$0.10	$0.01	$0.07
Net income available to common stockholders	$0.08	$0.21	$0.14	$0.30

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	6/30/2014	6/30/2013	6/30/2014	6/30/2013
Net income attributable to Piedmont	$12,279	$35,358	$21,672	$50,009
Depreciation (1) (2)	34,119	30,969	67,846	60,855
Amortization (1)	13,608	11,350	28,412	20,570
Impairment loss (1)	—	—	—	6,402
Gain on sale of real estate assets (1)	(2,275)	(16,258)	(2,169)	(16,258)
Funds from operations*	57,731	61,419	115,761	121,578
Acquisition costs	363	70	429	1,314
Net recoveries from casualty events and litigation settlements	(1,480)	(3,570)	(4,522)	(3,409)
Core funds from operations*	56,614	57,919	111,668	119,483
Deferred financing cost amortization	615	643	1,478	1,237
Amortization of note payable step-up	(6)	—	(6)	—
Amortization of discount on Senior Notes	47	17	81	17
Depreciation of non real estate assets	115	105	229	203
Straight-line effects of lease revenue (1)	(7,758)	(5,547)	(17,170)	(9,579)
Stock-based and other non-cash compensation expense	1,271	176	1,907	770
Net effect of amortization of above or below-market in-place lease intangibles (1)	(1,279)	(1,245)	(2,643)	(2,310)
Acquisition costs	(363)	(70)	(429)	(1,314)
Non-incremental capital expenditures (3)	(26,151)	(18,367)	(39,972)	(38,287)
Adjusted funds from operations*	$23,105	$33,631	$55,143	$70,220
Weighted average common shares outstanding - diluted	154,445	167,714	154,728	167,737
Funds from operations per share (diluted)	$0.37	$0.37	$0.75	$0.72
Core funds from operations per share (diluted)	$0.37	$0.35	$0.72	$0.71
Adjusted funds from operations per share (diluted)	$0.15	$0.20	$0.36	$0.42

(1) Includes adjustments for consolidated properties, including discontinued operations, and for our proportionate share of amounts attributable to unconsolidated joint ventures.
(2) Excludes depreciation of non real estate assets.
(3) Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

*Definitions

Funds From Operations ("FFO"): FFO is calculated in accordance with the current National Association of Real Estate Investment Trusts ("NAREIT") definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property, impairment losses, and gains or losses on consolidation, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO may provide valuable comparisons of operating performance between periods and with other REITs. FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do; therefore, our computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): We calculate Core FFO by starting with FFO, as defined by NAREIT, and adjusting for certain non-recurring items such as gains or losses on the early extinguishment of debt, acquisition-related costs and other significant non-recurring items. Such items create significant earnings volatility. We believe Core FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs' equivalent to Core FFO.

Adjusted Funds From Operations ("AFFO"): AFFO is calculated by deducting from Core FFO non-incremental capital expenditures and acquisition-related costs and adding back non-cash items including non-real estate depreciation, straight lined rents and fair value lease revenue, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. Although AFFO may not be comparable to that of other REITs, we believe it provides a meaningful indicator of our ability to fund cash needs and to make cash distributions to equity owners. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of our liquidity.

Piedmont Office Realty Trust, Inc.
Core EBITDA, Property Net Operating Income, Same Store Net Operating Income
Unaudited (in thousands)

	Three Months Ended		Six Months Ended
	6/30/2014	6/30/2013	6/30/2014	6/30/2013

Net income attributable to Piedmont	$12,279	$35,358	$21,672	$50,009
Net income attributable to noncontrolling interest	4	4	8	8
Interest expense	18,012	18,228	36,938	34,601
Depreciation (1)	34,234	31,074	68,075	61,058
Amortization (1)	13,608	11,350	28,412	20,570
Acquisition costs	363	70	429	1,314
Impairment loss	—	—	—	6,402
Net recoveries from casualty events and litigation settlements	(1,480)	(3,570)	(4,522)	(3,409)
Gain on sale of real estate assets (1)	(2,275)	(16,258)	(2,169)	(16,258)
Core EBITDA*	74,745	76,256	148,843	154,295
General & administrative expenses (1)	7,159	6,410	11,742	11,019
Management fee revenue	(281)	(256)	(540)	(612)
Other expense/(income) (1)	3	(12)	32	9
Straight line effects of lease revenue (1)	(7,758)	(5,547)	(17,170)	(9,579)
Amortization of lease-related intangibles (1)	(1,279)	(1,245)	(2,643)	(2,310)
Property Net Operating Income (cash basis)*	72,589	75,606	140,264	152,822
Acquisitions	(5,890)	(3,705)	(11,348)	(4,566)
Dispositions	(590)	(1,482)	(1,517)	(2,689)
Other investments	90	(2,507)	472	(5,211)
Same Store NOI (cash basis)*	$66,199	$67,912	$127,871	$140,356
Change period over period in same store NOI	(2.5)%	N/A	(8.9)%	N/A

(1) Includes amounts attributable to consolidated properties, including discontinued operations, and our proportionate share of amounts attributable to unconsolidated joint ventures.

*Definitions

Core EBITDA: Core EBITDA is defined as net income before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property, or other significant non-recurring items. We do not include impairment losses in this measure because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe Core EBITDA is a reasonable measure of our liquidity. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate Core EBITDA differently and our calculation should not be compared to that of other REITs.

Property Net Operating Income ("Property NOI"): Property NOI is defined as real estate operating income with the add-back of corporate general and administrative expense, depreciation and amortization, and impairment losses and the deduction of net operating income associated with property management performed by Piedmont for other organizations. We may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are eliminated. The Company uses this measure to assess its operating results and believes it is important in assessing operating performance. Property NOI is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Same Store Net Operating Income ("Same Store NOI"): Same Store NOI is calculated as the Property NOI attributable to the properties owned or placed in service during the entire span of the current and prior year reporting periods. Same Store NOI excludes amounts attributable to unconsolidated joint venture assets. We may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are eliminated. We believe Same Store NOI is an important measure of comparison of our properties' operating performance from one period to another. Other REITs may calculate Same Store NOI differently and our calculation should not be compared to that of other REITs.